Section 2: EX-99.1 (EXHIBIT 99.1)

Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, October 17, 2017 – Plumas Bancorp (the “Company”, Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and nine months ended September 30, 2017. Earnings during the third quarter of 2017 totaled $2.4 million or $0.48 per share, an increase of $491 thousand from $2.0 million or $0.40 per share during the third quarter of 2016. Diluted earnings per share increased to $0.47 per share during the three months ended September 30, 2017 from $0.39 per share during the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the Company reported net income of $7.1 million or $1.41 per share, an increase of $1.7 million, or 31%, from $5.4 million or $1.11 per share earned during the nine months ended September 30, 2016. Earnings per diluted share increased to $1.36 during the nine months ended September 30, 2017 up $0.30 from $1.06 during the first nine months of 2016.

“On behalf of the Board of Directors, I am very pleased to report exceptional results for the third quarter and nine months ended September 30, 2017. The third quarter earnings of $2.4 million represent the highest level of earnings for any third quarter in the history of the Company,” commented Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank.

Ryback explained, “Significant highlights for the quarter include record earnings; record levels of assets, loans and deposits; a 17.7% return on average equity; and a 55% efficiency ratio. Deposit growth was particularly strong during the third quarter with deposits increasing by $33.7 million from $616 million at June 30, 2017 to $650 million at September 30, 2017. In addition, we continue to enjoy a very low cost of funds with over 42% of our deposits in non-interest bearing accounts and only 7% in time deposit accounts.”

“Furthermore,” Ryback continued, “our branches continue to provide award-winning customer service as evidenced by our three branches in the North Tahoe/Truckee region recently being voted #1 in the ‘Best Bank’ category of the local newspaper’s ‘BEST OF 2017’ contest. Our well-trained and dedicated staff is a critical factor in helping us deliver on our brand promise which is the foundation of our success. Finally, as always, I’d like to thank our clients, our dedicated team and our shareholders for their continued support.”

Financial Highlights

September 30, 2017 compared to September 30, 2016

●	Total assets increased by $74 million, or 11%, to $731 million.
●	Cash and due from banks increased by $24 million, or 32% to $102 million.
●	Gross loans increased by $32 million, or 7%, to $479 million compared to $447 million.
●	Total deposits increased by $68 million, or 12%, to $650 million.
●	Total equity increased by $7.3 million to $56 million.
●	Book value per share increased by $1.08, or 11%, to $10.99, up from $9.91.

Income Statement

Three months ended September 30, 2017 compared to September 30, 2016

●	Net income increased by $491 thousand or 25%, to $2.4 million.
●	Diluted EPS increased by $0.08, or 21%, to $0.47 from $0.39.
●	Net interest income increased by $1 million to $7.1 million.
●	Return on average equity increased to 17.7% from 16.3%.
●	Return on average assets increased to 1.36% from 1.23%.

Nine months ended September 30, 2017 compared to September 30, 2016

●	Net income increased by $1.7 million or 31%, to $7.1 million.
●	Diluted EPS increased by $0.30, or 28%, to $1.36 from $1.06.
●	Net interest income increased by $2.8 million to $20.5 million.
●	Return on average equity increased to 18.1% from 15.7%.
●	Return on average assets increased to 1.39% from 1.18%.

Loans, Deposits, Investments and Cash

Gross loans increased by $32.4 million, or 7%, from $447 million at September 30, 2016 to $479 million at September 30, 2017. The three largest areas of growth in the Company’s loan portfolio were $22 million in commercial real estate loans, $9 million in agricultural loans and $4 million in construction loans. The largest decrease in loans was $5 million in residential real estate loans.

Total deposits increased by $68.4 million from $581 million at September 30, 2016 to $650 million at September 30, 2017. This $68.4 million increase includes increases of $37 million in non-interest bearing demand deposits and $34 million in money market and savings accounts. Time deposits declined by $3 million to $46.8 million or 7% of total deposits. Non-interest bearing demand deposits totaled 42% of the Bank’s total deposits at September 30, 2017. The Company has no brokered deposits.

Total investment securities increased by $15.9 million from $100.6 million at September 30, 2016 to $116.5 million at September 30, 2017. Cash and due from banks increased by $24.5 million from $77.0 million at September 30, 2016 to $101.5 million at September 30, 2017.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2017 were $4.7 million, down from $5.6 million at September 30, 2016. Nonperforming assets as a percentage of total assets decreased to 0.64% at September 30, 2017 down from 0.86% at September 30, 2016. OREO declined by $1.7 million from $2.5 million at September 30, 2016 to $828 thousand at September 30, 2017. Nonperforming loans at September 30, 2017 were $3.8 million, up $698 thousand from $3.1 million at September 30, 2016. Nonperforming loans as a percentage of total loans increased 10 basis points to 0.79% at September 30, 2017, up from 0.69% at September 30, 2016.

During the nine months ended September 30, 2017 and 2016 we recorded a provision for loan losses of $600 thousand. Net charge-offs totaled $327 thousand and $201 thousand during the nine months ended September 30, 2017 and 2016, respectively. The allowance for loan losses totaled $6.8 million at September 30, 2017 and $6.5 million at September 30, 2016. The allowance for loan losses as a percentage of total loans decreased slightly from 1.45% at September 30, 2016 to 1.42% at September 30, 2017.

Shareholders’ Equity

Total shareholders’ equity increased by $7.3 million from $48.3 million at September 30, 2016 to $55.6 million at September 30, 2017. The $7.3 million includes earnings during the twelve month period totaling $9.2 million and stock option activity totaling $0.5 million. These items were partially offset by a decrease in net unrealized gains on investment securities of $1.2 million, a $0.10 per share cash dividend, paid in November 2016 and a $0.14 per share cash dividend paid in May 2017. The two cash dividends totaled $1.2 million.

In May, 2017 the Company’s outstanding warrant, which represented the right to purchase 150,000 shares of common stock at $5.25 per share, was exercised in a cashless exercise resulting in the issuance of 108,111 common shares.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $7.1 million for the three months ended September 30, 2017, an increase of $1.0 million, or 17%, from $6.1 million for the same period in 2016. The increase in net interest income includes an increase of $1 million in interest income; the largest component of which was an increase in interest and fees on loans of $710 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $36 million and an increase in yield on loans of 17 basis points from 5.32% during the 2016 quarter to 5.49% during the current quarter. We attribute this increase in yield primarily to an increase in the prime interest rate as well as a decrease in net loan costs of $47 thousand. Interest expense declined by $1 thousand related to the payoff of Plumas Bancorp’s note payable during the second quarter of 2017 mostly offset by an increase in the average balance of interest-bearing deposits and an increase in the rate paid on Plumas Bancorp’s junior subordinated debentures. Interest on the note payable was $31 thousand during the third quarter of 2016. Net interest margin for the three months ended September 30, 2017 increased 11 basis points to 4.31%, up from 4.20% for the same period in 2016.

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2017 was $20.5 million, an increase of $2.8 million from the $17.7 million earned during the same period in 2016. Driven primarily by an increase in average loan balances, interest income increased by $2.8 million while interest expense, which benefited from the payoff of the Bancorp’s note payable, declined by $7 thousand. Net interest margin for the nine months ended September 30, 2017 increased 15 basis points to 4.37%, up from 4.22% for the same period in 2016.

Non-Interest Income/Expense

During the three months ended September 30, 2017, non-interest income totaled $2.2 million, an increase of $190 thousand from the three months ended September 30, 2016. The largest component of this increase was a $111 thousand increase in service charge income primarily related to an increase in interchange income on debit card transactions, an increase in overdraft income and an increase in service charges on deposit accounts. In addition, gains on sale of SBA loans increased by $52 thousand from $505 thousand during the three months ended September 30, 2016 to $557 thousand during the current quarter.

During the nine months ended September 30, 2017, non-interest income totaled $6.6 million, an increase of $912 thousand from the nine months ended September 30, 2016. The largest component of this increase was a $473 thousand increase in gains on sale of SBA loans from $1.4 million during the nine months ended September 30, 2016 to $1.9 million during the current period. Proceeds from SBA loan sales totaled $31.4 million during the current period and $23.7 million during the nine months ended September 30, 2016. Loans originated for sale totaled $27.2 million during the nine months ended September 30, 2017 and $22.2 million during the nine months ended September 30, 2016. In addition, service charge income increased by $319 thousand during the comparison period mostly related to an increase in interchange income on debit card transactions, an increase in overdraft income and an increase in service charges on deposit accounts.

During the three months ended September 30, 2017, total non-interest expense increased by $423 thousand, or 9%, to $5.1 million, up from $4.7 million for the comparable period in 2016. The two largest components of this increase were increases of $275 thousand in salary and benefit expense and $97 thousand in the provision for changes in OREO valuation. Salary expense increased by $99 thousand to $2.2 million related to additions to staff and merit and promotion increases. Commission expense related to our SBA operations increased by $56 thousand consistent with the increase in SBA activity and bonus expense increased by $50 thousand related to increased profitability. The increase in the provision for changes in OREO valuation was related to a $95 thousand write-down, based on a recent appraisal, on the Company’s largest OREO property.

During the nine months ended September 30, 2017, total non-interest expense increased by $1.1 million to $15.1 million mostly related to a $900 thousand increase in salary and benefit expense. The three largest components of the increase in salary and benefit expense were increases of $355 thousand in salary expense, $189 thousand in accrued bonus expense and $163 thousand in commissions.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates four loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Avenue
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2017	2016	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$101,531	$77,048	$24,483	31.8%
Investment securities	116,522	100,618	15,904	15.8%
Loans, net of allowance for loan losses	474,717	442,399	32,318	7.3%
Premises and equipment, net	11,270	11,921	(651)	-5.5%
Bank owned life insurance	12,781	12,443	338	2.7%
Real estate acquired through foreclosure	828	2,517	(1,689)	-67.1%
Accrued interest receivable and other assets	13,399	10,173	3,226	31.7%
Total assets	$731,048	$657,119	$73,929	11.3%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$649,850	$581,421	$68,429	11.8%
Accrued interest payable and other liabilities	15,332	14,582	750	5.1%
Note payable	-	2,500	(2,500)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	675,492	608,813	66,679	11.0%
Common stock	6,350	5,818	532	9.1%
Retained earnings	49,332	41,429	7,903	19.1%
Accumulated other comprehensive (loss) income, net	(126)	1,059	(1,185)	-111.9%
Shareholders’ equity	55,556	48,306	7,250	15.0%
Total liabilities and shareholders’ equity	$731,048	$657,119	$73,929	11.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2017	2016	Dollar Change	Percentage Change

Interest income	$7,401	$6,380	$1,021	16.0%
Interest expense	253	254	(1)	-0.4%
Net interest income before provision for loan losses	7,148	6,126	1,022	16.7%
Provision for loan losses	200	200	-	0.0%
Net interest income after provision for loan losses	6,948	5,926	1,022	17.2%
Non-interest income	2,183	1,993	190	9.5%
Non-interest expense	5,132	4,709	423	9.0%
Income before income taxes	3,999	3,210	789	24.6%
Provision for income taxes	1,551	1,253	298	23.8%
Net income	$2,448	$1,957	$491	25.1%

Basic earnings per share	$0.48	$0.40	$0.08	20.0%
Diluted earnings per share	$0.47	$0.39	$0.08	20.5%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2017	2016	Dollar Change	Percentage Change

Interest income	$21,285	$18,457	$2,828	15.3%
Interest expense	756	763	(7)	-0.9%
Net interest income before provision for loan losses	20,529	17,694	2,835	16.0%
Provision for loan losses	600	600	-	0.0%
Net interest income after provision for loan losses	19,929	17,094	2,835	16.6%
Non-interest income	6,613	5,701	912	16.0%
Non-interest expense	15,106	14,023	1,083	7.7%
Income before income taxes	11,436	8,772	2,664	30.4%
Provision for income taxes	4,383	3,405	978	28.7%
Net income	$7,053	$5,367	$1,686	31.4%

Basic earnings per share	$1.41	$1.11	$0.30	27.0%
Diluted earnings per share	$1.36	$1.06	$0.30	28.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2017	6/30/2017	9/30/2016	9/30/2017	9/30/2016
EARNINGS PER SHARE
Basic earnings per share	$0.48	$0.51	$0.40	$1.41	$1.11
Diluted earnings per share	$0.47	$0.49	$0.39	$1.36	$1.06
Weighted average shares outstanding	5,048	5,001	4,868	4,987	4,856
Weighted average diluted shares outstanding	5,192	5,180	5,035	5,181	5,052
Cash dividends paid per share (1)	$-	$0.14	$-	$0.14	$-

PERFORMANCE RATIOS (annualized)
Return on average assets	1.36%	1.54%	1.23%	1.39%	1.18%
Return on average equity	17.7%	19.7%	16.3%	18.1%	15.7%
Yield on earning assets	4.46%	4.67%	4.37%	4.53%	4.40%
Rate paid on interest-bearing liabilities	0.26%	0.27%	0.29%	0.27%	0.29%
Net interest margin	4.31%	4.51%	4.20%	4.37%	4.22%
Noninterest income to average assets	1.22%	1.44%	1.25%	1.30%	1.25%
Noninterest expense to average assets	2.86%	2.96%	2.96%	2.97%	3.07%
Efficiency ratio	55.0%	52.8%	58.0%	55.7%	59.9%

	9/30/2017	6/30/2017	9/30/2016	12/31/2016	12/31/2015
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,822	$6,855	$6,477	$6,549	$6,078
Allowance for loan losses as a percentage of total loans	1.42%	1.44%	1.45%	1.42%	1.52%
Nonperforming loans	$3,798	$2,910	$3,100	$2,724	$4,546
Nonperforming assets	$4,675	$3,754	$5,639	$3,471	$6,332
Nonperforming loans as a percentage of total loans	0.79%	0.61%	0.69%	0.59%	1.13%
Nonperforming assets as a percentage of total assets	0.64%	0.54%	0.86%	0.53%	1.06%
Year-to-date net charge-offs	$327	$94	$201	$329	$473
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.09%	0.04%	0.06%	0.08%	0.12%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,053	5,043	4,874	4,897	4,835
Tangible common equity	$55,473	$52,844	$48,217	$47,907	$42,402
Tangible book value per common share	$10.98	$10.48	$9.89	$9.78	$8.77
Tangible common equity to total assets	7.6%	7.7%	7.3%	7.3%	7.1%
Gross loans to deposits	73.8%	77.3%	76.9%	79.2%	76.0%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.0%	9.2%	9.3%	9.2%	9.4%
Common Equity Tier 1 Ratio	12.0%	11.8%	12.1%	12.1%	12.7%
Tier 1 Risk-Based Capital Ratio	12.0%	11.8%	12.1%	12.1%	12.7%
Total Risk-Based Capital Ratio	13.2%	13.0%	13.3%	13.3%	14.0%

(1) The Company paid a semi-annual dividend of 14 cents per share on May 15, 2017 and 10 cents per share on November 21,2016.